Exhibit 3.2

Emblem of the Corporations Authority	Emblem of the State of Israel

State of Israel

Ministry of Justice – Corporation Authority

Registrar of Companies and Partnerships

Certificate of a Name Change of a Company

This is to certify that:

CELLECT BIOMED LTD Number 520036484

Changed its name and will now be named:

CELLECT BIOTECHNOLOGY LTD

Given in Jerusalem on:

21/07/2016

15 Tamuz 5776

[Seal * Ministry of Justice * Registrar of Companies and Partnerships]
/s/ Eyal Globus, Adv.
Registrar of Companies and Partnerships
Head of Corporations Authority

Executed by Avi Tagaya, Adv.